News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G ACCELERATES VOLUME GROWTH, DELIVERS EPS ABOVE EXPECTATIONS

CINCINNATI, Apr. 29, 2010 - The Procter & Gamble Company (NYSE:PG) announced diluted net earnings per share from continuing operations of $0.83, up six percent on a seven percent increase in net sales.  Core EPS was $0.89, up 10 percent and $0.07 above the high-end of the Company’s guidance range.  Volume grew seven percent, the fastest rate of organic volume growth in 18 quarters.  A strong innovation program supported by higher media weights drove volume growth across all regions and five of six business segments.

“We are very pleased with this quarter’s results,” said Chairman of the Board, President and Chief Executive Officer Bob McDonald.  “Volume growth was strong as we accelerated our pace of innovation and increased marketing support.  Solid top-line results, in conjunction with our cost and productivity efforts, enabled us to exceed our core earnings per share targets.  We generated a significant amount of cash, authorized a sizeable dividend increase and raised our share repurchase plans.  We are operating more effectively as one company, coordinating and scaling our activities.  Our over-arching growth strategy – to touch and improve more consumers’ lives, in more parts of the world, more completely - is working.”

Executive Summary

•	Diluted net earnings per share from continuing operations grew six percent to $0.83. Core EPS, which excludes certain tax, legal and restructuring charges, was $0.89, up 10 percent.
•
Net sales increased seven percent for the quarter to $19.2 billion behind unit volume growth of seven percent. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, grew four percent.

•
Operating margin increased 80 basis points for the quarter behind a 290 basis point expansion of gross margin, partially offset by a 210 basis point increase in selling, general and administrative (SG&A).

•
Operating cash flow was $4.9 billion for the quarter, an increase of 15 percent.  Adjusted free cash flow, which is operating cash flow less capital spending and the impacts of the global pharmaceuticals divestitures, was $4.5 billion and 172 percent of net earnings.

Key Financial Highlights

Net sales increased seven percent to $19.2 billion for the January - March quarter on a seven percent increase in unit volume driven by a strong innovation program, increased marketing and merchandising support.  Key initiatives launched this quarter include Pampers Dry Max, Crest 3D White and Olay Pro-X Firming in North America, Always Simply Fit and Pampers Underjams in Western Europe, Naturella, Olay for Men and Olay Natural White in Asia, Oral-B Pro Health toothpaste in Latin America and Pampers Sleep & Play and Always Thick in the Central & Eastern Europe/Middle East/Africa (CEEMEA) region.  Volume growth was broad-based with growth in all geographic regions, led by double-digit growth in developing regions.  Organic sales growth was four percent.  Mix reduced net sales by two percent due primarily to accelerated growth in developing regions.  Pricing reduced sales by one percent.  Favorable foreign exchange added three percent to net sales growth as key foreign currencies strengthened versus the U.S. dollar.

Diluted net earnings per share from continuing operations increased six percent to $0.83 for the third fiscal quarter, including a charge of $0.05 related to a tax provision in the recently enacted U.S. healthcare reform legislation.  Net earnings from continuing operations were $2.6 billion.  The effective tax rate on continuing operations increased 600 basis points primarily due to the aforementioned tax charge in the current period and a low base period due to favorable audit settlements in the prior year.  Core EPS was up 10 percent to $0.89 driven by net sales growth and margin expansion.

Diluted net earnings per share declined one percent versus prior year period to $0.83 as the loss of contribution from discontinued operations divested in prior periods was mostly offset by the increase in earnings from continuing operations.

Operating margin increased 80 basis points versus the prior year period due to higher gross margin, partially offset by an increase in SG&A as a percentage of net sales.  Gross margin expanded 290 basis points to 51.9 percent of net sales driven primarily by lower commodity costs and manufacturing cost savings.  SG&A as a percentage of net sales increased 210 basis points due mainly to higher marketing spending.

Operating cash flow was $4.9 billion during the third fiscal quarter, up 15 percent versus the prior year mainly due to working capital improvements.  Adjusted free cash flow was an all-time record at $4.5 billion and was 172 percent of net earnings.  Capital expenditures were 3.7 percent of net sales.

Based on the strength of its business results and cash performance, P&G announced a 9.5 percent increase to its quarterly dividend earlier this month.  This is the 120th consecutive year - since P&G was incorporated in 1890 – in which the company has paid a dividend and the 54th consecutive year that the dividend has increased.  During the past 54 years, P&G’s dividend has grown at an annual compound rate of approximately 9.5%.  In addition, P&G raised its outlook for share repurchases in fiscal year 2010 to approximately $6 billion, up from its previous estimate of about $5 billion.

Business Segment Discussion

Beauty and Grooming GBU
•
Beauty net sales increased six percent to $4.6 billion for the quarter on unit volume growth of four percent.  Organic sales were up two percent.  Volume growth was driven by double-digit increases in developing regions.  Negative geographic mix reduced net sales by one percent due mainly to the disproportionate growth in developing regions where selling prices are below the segment average.  Pricing lowered net sales growth by one percent due mainly to strengthened trade programs in the CEEMEA region and in North American Hair Care to support innovation and maintain competitive consumer value.  Favorable foreign exchange contributed four percent to net sales growth.  Hair Care volume was up mid-single digits driven by double-digit growth in developing regions behind initiative activity and market size expansion.  All major Hair Care brands contributed to volume growth.  Female Beauty volume grew mid-single digits primarily due to a double-digit increase in shipments of female skin care products driven by the Olay Natural White initiative in Asia.  Salon Professional volume declined high single digits mainly due to the exit of non-strategic businesses, while organic volume declined mid-single digits primarily due to continued market contractions.  Prestige volume increased mid-single digits due mainly to a weak base period comparison in travel retail and Western Europe, partially offset by continued market softness in Asia and North America.  Net earnings were $562 million, up two percent behind higher net sales, a lower tax rate and expanded gross margin, partially offset by an increase in SG&A as a percentage of net sales driven by marketing investments.

•
Grooming net sales grew 11 percent for the quarter to $1.8 billion on a six percent increase in unit volume.  Organic sales were up four percent driven by volume growth and price increases, partially offset by negative product mix.  Price increases contributed two percent to net sales growth.  Negative product mix reduced net sales by three percent due mainly to disproportionate growth of disposable razors in developing regions and entry level shaving systems, both of which have lower than segment average selling prices.  Favorable foreign exchange added six percent to net sales growth for the quarter.  Volume in Male Blades and Razors increased high single digits with strong growth in both developed and developing markets.  Gillette Fusion continued to lead volume gains delivering double-digit growth for the quarter.  Volume in Male Personal Care grew low single digits due to the Zirh premium skin care acquisition, while organic volume was down low single digits behind market contractions and share losses in Western Europe.  Volume in Braun was up mid-single digits behind market growth, particularly in CEEMEA, which was disproportionately impacted by the economic crisis in the prior year period.  Net earnings increased 46 percent to $377 million for the quarter due to higher net sales, a lower tax rate and increased gross margin, partially offset by an increase in SG&A as a percentage of net sales due to marketing investments.

Health & Well-Being GBU
•
Health Care net sales were up five percent to $2.8 billion during the third fiscal quarter on a five percent increase in unit volume.  Organic sales grew one percent as volume growth was mostly offset by unfavorable geographic mix and targeted pricing adjustments.  Volume was strongest in developing regions, up double digits, while volume in developed regions was up low single digits.  Mix impacts reduced net sales by three percent mainly as a result of the disproportionate growth of developing regions, which have lower than segment average selling prices.  Pricing lowered net sales by one percent.  Favorable foreign exchange added four percent to net sales growth.  Oral Care volume increased high single digits driven mainly by increased initiative activity, including Crest 3D White in North America, Oral-B toothpaste expansions in Latin America and Western Europe and Crest Pro Health in China.  Personal Health Care volume declined mid-single digits primarily due to increased competitive activity on Prilosec OTC in North America and the impact of a mild cold and flu season on Vicks shipments.  Feminine Care volume grew mid-single digits behind consumer value corrections in CEEMEA, the launch of Naturella in Greater China and the impact of trade inventory reductions in the prior year period.  Net earnings increased five percent to $435 million during the quarter mainly due to net sales growth and gross margin expansion, partially offset by higher SG&A as a percentage of net sales.

•
Snacks and Pet Care net sales were $747 million, down two percent for the quarter driven by a unit volume decline of six percent.  Favorable foreign exchange added four percent to net sales.  Organic sales decreased six percent.  Volume in Snacks decreased high single digits primarily due to lower levels of merchandising activity in North America and the discontinuation of some premium snack products.  Volume in Pet Care was down low single digits mainly due to market contractions in the premium nutrition category.  Net earnings increased 51 percent versus the prior year period to $77 million driven mainly by higher gross margin and a lower tax rate, partially offset by higher SG&A as a percentage of net sales.

Household Care GBU
•
Fabric Care and Home Care net sales increased eight percent to $5.8 billion for the quarter on a 10 percent increase in unit volume.  Organic sales grew five percent as double-digit volume growth was partially offset by negative mix impacts and pricing.  Each billion-dollar brand delivered high single digits or better volume growth for the segment.  Mix reduced net sales by two percent due to unfavorable geographic mix and disproportionate growth of laundry powder and mid-tier brands, which have lower than segment average selling prices.  Pricing lowered net sales by three percent.  Favorable foreign exchange contributed three percent to net sales growth.  Fabric Care volume increased high single digits behind targeted investments to improve consumer value, higher media weights and trade inventory increases to support merchandising activity in North America.  Home Care volume was up double digits due to market size expansion and share growth, which was driven by the continued success of new products launched in prior quarters, increased merchandising activity and higher media weights.  Batteries volume increased double digits mainly due to consumer value corrections in North America and higher demand from business customers.  Net earnings were up four percent for the quarter to $752 million due primarily to sales growth and gross margin expansion, partially offset by increased SG&A as a percentage of net sales behind marketing investments.

•
Baby Care and Family Care net sales increased nine percent to $3.8 billion for the quarter on 10 percent volume growth.  Organic sales grew seven percent behind volume growth, partially offset by negative product mix impacts and pricing.  Volume growth was broad-based with all major geographic regions contributing mid-single digits or higher to volume growth.  Mix lowered net sales growth by two percent due to disproportionate growth of mid-tier products, larger pack counts and developing regions, all of which have lower than segment average selling prices.  Pricing reduced net sales by one percent.  Favorable foreign exchange added two percent to net sales growth.  Volume in Baby Care grew double digits primarily due to share growth, market size expansion and trade inventory increases to support the launch of Dry Max in North America.  Volume in Family Care was up double digits behind incremental merchandising activity, consumer value corrections, primarily executed in prior periods, and double-digit growth of Basic product lines.  Net earnings grew 32 percent to $558 million for the quarter driven by gross margin expansion and net sales growth, partially offset by increased SG&A as a percentage of net sales due mainly to additional marketing investments.

Fiscal Year 2010 Guidance

Net sales growth is estimated to be three to five percent for fiscal year 2010.  Foreign exchange is not forecast to have a material impact on net sales.  The Company raised the low end of its guidance range for diluted net earnings per share by $0.04 to a range of $4.06 to $4.12.  Diluted net earnings per share from continuing operations are expected to be $3.48 to $3.54.  Core EPS guidance increased to $3.62 to $3.68, up from $3.53 to $3.63, reflecting strengthening top line results and robust cost and productivity efforts.  Core EPS is expected to be up four to six percent versus year ago.

April - June 2010 Quarter Guidance

For the April - June quarter, net sales are expected to increase six to seven percent.  Organic sales are expected to grow four to five percent.  Foreign exchange is expected to contribute about two percent to net sales growth.  The net impact of acquisitions and divestitures is not expected to have a material impact on net sales.  Diluted net earnings per share, diluted net earnings per share from continuing operations and Core EPS are each expected to be $0.68 to $0.74.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, competition law matters, and tax policy), and to resolve pending matters within current estimates; (7) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (8) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (9) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; (14) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (15) the ability to rely on and maintain key information technology systems.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales for the January - March quarter is as follows:

Jan - Mar ‘10	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	6%	-4%	0%	2%
Grooming	11%	-6%	-1%	4%
Health Care	5%	-4%	0%	1%
Snacks and Pet Care	-2%	-4%	0%	-6%
Fabric Care and Home Care	8%	-3%	0%	5%
Baby Care and Family Care	9%	-2%	0%	7%
Total P&G	7%	-3%	0%	4%

*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

           Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding charges for pending European legal matters, a charge related to a tax provision for retiree healthcare subsidy payments in the recently enacted U.S. healthcare reform legislation and incremental Corporate restructuring charges incurred in fiscal 2009 versus 2008 to offset the dilutive impact of the Folgers divestiture.  We do not view these items to be part of our sustainable results.  We believe the core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  The table below provides a reconciliation of reported diluted net earnings per share from continuing operations to core earnings per share:

	JFM 10	JFM 09
Diluted Net Earnings Per Share - Continuing Operations	$0.83	$0.78
Incremental Folgers-related Restructuring Charges	-	$0.03
Charge for Taxation of Retiree Healthcare Subsidy	$0.05	-
Charge for Pending European Legal Matters	$0.00	-
Rounding Impacts	$0.01	-
Core EPS	$0.89	$0.81
Core EPS Growth	10%

	AMJ 10	AMJ 09
Diluted Net Earnings Per Share - Continuing Operations	$0.68 to $0.74	$0.75
Incremental Folgers-related Restructuring Charges	-	$0.03
Core EPS	$0.68 to $0.74	$0.78
	FY 2010	FY 2009
Diluted Net Earnings Per Share	$4.06 to $4.12	$4.26
Folgers Results of Operations and Gain on the Sale	-	$(0.68)
Gain on the Sale of Pharmaceuticals	$(0.47)	-
Gain on the Sale of Actonel in Japan	$(0.04)	-
Pharmaceuticals Results of Operations	$(0.07)	$(0.19)
Diluted Net Earnings Per Share - Continuing Operations	$3.48 to $3.54	$3.39
Incremental Folgers-related Restructuring Charges	-	$0.09
Charges for Pending European Legal Matters	$0.09	-
Charge for Taxation of Retiree Healthcare Subsidy	$0.05	-
Rounding Impacts	-	$(0.01)
Core EPS	$3.62 to $3.68	$3.47
Core EPS Growth	4% to 6%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The tax impacts on the incremental Folgers-related restructuring charges are ($0.00) for JFM 2009, ($0.02) for AMJ 2009 and ($0.02) for FY 2009.  The entire amount of the charge for taxation of retiree healthcare subsidy is tax expense.  There is no tax impact on the charges for pending European legal matters.

Adjusted Free Cash Flow: Adjusted free cash flow is defined as operating cash flow less capital spending and the after-tax impacts of the global pharmaceuticals divestitures (including Actonel in Japan).  We exclude the after-tax impacts of the global pharmaceuticals divestitures from adjusted free cash flow because we do not view these impacts to be part of our underlying business results.  We view adjusted free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Adjusted free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

	Operating Cash Flow	Capital Spending	Tax Payments - Global Pharmaceuticals Divestitures	Adjusted Free Cash Flow
Jan – Mar 10	$4,910	$(706)	$246	$4,450

Adjusted Free Cash Flow Productivity: Adjusted free cash flow productivity is defined as the ratio of free cash flow to net earnings excluding the gains on the divestiture of the global pharmaceuticals business, including Actonel in Japan.  Given the size of these gains and our view that they are not part of our sustainable business, we have excluded the gains from our calculation.  The Company’s long-term target is to generate free cash at or above 90 percent of net earnings.  Adjusted free cash flow productivity is also one of the measures used to evaluate senior management.  We believe this provides a better perspective of our underlying liquidity trends.  The reconciliation of adjusted free cash flow productivity is provided below (amounts in millions):

	Adjusted Free Cash Flow	Net Earnings	Actonel Japan Gain	Global Pharmaceuticals Gain	Net Earnings Excluding Certain Divestiture Gain	Adjusted Free Cash Flow Productivity
Jan – Mar 10	$4,450	$2,585	-	-	$2,585	172%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	Three Months Ended March 31, 2010			FYTD
	JFM 10	JFM 09	% CHG	3/31/2010	3/31/2009	% CHG
NET SALES	$19,178	$17,864	7%	$60,012	$58,610	2%
COST OF PRODUCTS SOLD	9,225	9,117	1%	28,359	29,474	(4)%
GROSS MARGIN	9,953	8,747	14%	31,653	29,136	9%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	5,985	5,194	15%	18,582	17,142	8%
OPERATING INCOME	3,968	3,553	12%	13,071	11,994	9%
TOTAL INTEREST EXPENSE	223	337	(34)%	734	1,030	(29)%
OTHER NON-OPERATING INCOME, NET	17	34	(50)%	93	381	(76)%
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,762	3,250	16%	12,430	11,345	10%
INCOME TAXES	1,177	821		3,669	2,988

NET EARNINGS FROM CONTINUING OPERATIONS	2,585	2,429	6%	8,761	8,357	5%

NET EARNINGS FROM DISCONTINUED OPERATIONS	0	184	(100)%	1,790	2,608	(31)%

NET EARNINGS	2,585	2,613	(1)%	10,551	10,965	(4)%

EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS	31.3%	25.3%		29.5%	26.3%

PER COMMON SHARE:
BASIC NET EARNINGS - CONTINUING OPERATIONS	$0.88	$0.82	7%	$2.96	$2.77	7%
BASIC NET EARNINGS - DISCONTINUED OPERATIONS	$-	$0.06	(100)%	$0.61	$0.88	(31)%
BASIC NET EARNINGS	$0.88	$0.88	0%	$3.57	$3.65	(2)%

DILUTED NET EARNINGS - CONTINUING OPERATIONS	$0.83	$0.78	6%	$2.82	$2.64	7%
DILUTED NET EARNINGS - DISCONTINUED OPERATIONS	$-	$0.06	(100)%	$0.57	$0.82	(30)%
DILUTED NET EARNINGS	$0.83	$0.84	(1)%	$3.39	$3.46	(2)%

DIVIDENDS	$0.44	$0.40	10%	$1.32	$1.20	10%
AVERAGE DILUTED SHARES OUTSTANDING	3,103.9	3,104.6		3,110.2	3,172.9

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
GROSS MARGIN	51.9%	49.0%	290	52.8%	49.7%	310
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	31.2%	29.1%	210	31.0%	29.2%	180
OPERATING MARGIN	20.7%	19.9%	80	21.8%	20.5%	130
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19.6%	18.2%	140	20.7%	19.4%	130
NET EARNINGS FROM CONTINUING OPERATIONS	13.5%	13.6%	(10)	14.6%	14.3%	30

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Nine Months Ended March 31
	2010	2009

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$4,781	$3,313

OPERATING ACTIVITIES
NET EARNINGS	10,551	10,965
DEPRECIATION AND AMORTIZATION	2,328	2,228
SHARE-BASED COMPENSATION EXPENSE	333	368
DEFERRED INCOME TAXES	187	110
GAIN ON SALE OF BUSINESSES	(2,650)	(2,384)
CHANGES IN:
ACCOUNTS RECEIVABLE	(338)	249
INVENTORIES	(27)	(313)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	2,198	(1,013)
OTHER OPERATING ASSETS & LIABILITIES	(43)	(257)
OTHER	220	(30)

TOTAL OPERATING ACTIVITIES	12,759	9,923

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(1,980)	(2,158)
PROCEEDS FROM ASSET SALES	3,047	1,096
ACQUISITIONS, NET OF CASH ACQUIRED	(65)	(315)
CHANGE IN INVESTMENTS	(32)	116

TOTAL INVESTING ACTIVITIES	970	(1,261)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(4,001)	(3,708)
CHANGE IN SHORT-TERM DEBT	(3,481)	(444)
ADDITIONS TO LONG-TERM DEBT	2,752	4,926
REDUCTIONS OF LONG-TERM DEBT	(5,922)	(2,190)
TREASURY STOCK PURCHASES	(3,417)	(6,365)
IMPACT OF STOCK OPTIONS AND OTHER	531	583

TOTAL FINANCING ACTIVITIES	(13,538)	(7,198)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(73)	(343)

CHANGE IN CASH AND CASH EQUIVALENTS	118	1,121

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,899	$4,434

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	March 31, 2010	June 30, 2009

CASH AND CASH EQUIVALENTS	$4,899	$4,781
ACCOUNTS RECEIVABLE	5,860	5,836
TOTAL INVENTORIES	6,750	6,880
OTHER	3,981	4,408
TOTAL CURRENT ASSETS	21,490	21,905

NET PROPERTY, PLANT AND EQUIPMENT	19,427	19,462
NET GOODWILL AND OTHER INTANGIBLE ASSETS	87,739	89,118
OTHER NON-CURRENT ASSETS	4,330	4,348

TOTAL ASSETS	$132,986	$134,833

ACCOUNTS PAYABLE	$5,785	$5,980
ACCRUED AND OTHER LIABILITIES	10,449	8,601
DEBT DUE WITHIN ONE YEAR	7,038	16,320
TOTAL CURRENT LIABILITIES	23,272	30,901

LONG-TERM DEBT	22,938	20,652
OTHER	20,003	19,898
TOTAL LIABILITIES	66,213	71,451

TOTAL SHAREHOLDERS' EQUITY	66,773	63,382

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$132,986	$134,833

Certain amounts for prior periods were reclassified to conform with the fiscal 2010 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended March 31, 2010
		% Change	Earnings From	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	From Continuing	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Operations	Year Ago
Beauty and Grooming GBU
Beauty	$4,623	6%	$772	0%	$562	2%
Grooming	1,759	11%	462	27%	377	46%
Health and Well-Being GBU
Health Care	2,805	5%	663	2%	435	5%
Snacks and Pet Care	747	-2%	124	33%	77	51%
Household Care GBU
Fabric Care and Home Care	5,812	8%	1,168	3%	752	4%
Baby Care and Family Care	3,768	9%	889	28%	558	32%
Corporate	(336)	N/A	(316)	N/A	(176)	N/A
Total Company	19,178	7%	3,762	16%	2,585	6%

	Nine Months Ended March 31, 2010
		% Change	Earnings From	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	From Continuing	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Operations	Year Ago
Beauty and Grooming GBU
Beauty	$14,761	2%	$2,936	3%	$2,215	3%
Grooming	5,712	0%	1,564	3%	1,161	6%
Health and Well-Being GBU
Health Care	8,855	2%	2,283	7%	1,519	8%
Snacks and Pet Care	2,337	-1%	380	33%	249	47%
Household Care GBU
Fabric Care and Home Care	18,253	3%	4,111	20%	2,726	23%
Baby Care and Family Care	11,174	4%	2,699	25%	1,694	25%
Corporate	(1,080)	N/A	(1,543)	N/A	(803)	N/A
Total Company	60,012	2%	12,430	10%	8,761	5%

	Three Months Ended March 31, 2010
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/				Net Sales
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Growth
Beauty and Grooming GBU
Beauty	4%	4%	4%	-1%	-1%	6%
Grooming	6%	5%	6%	2%	-3%	11%
Health and Well-Being GBU
Health Care	5%	5%	4%	-1%	-3%	5%
Snacks and Pet Care	-6%	-6%	4%	0%	0%	-2%
Household Care GBU
Fabric Care and Home Care	10%	10%	3%	-3%	-2%	8%
Baby Care and Family Care	10%	10%	2%	-1%	-2%	9%
Total Company	7%	7%	3%	-1%	-2%	7%

	Nine Months Ended March 31, 2010
	(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/				Net Sales
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Growth
Beauty and Grooming GBU
Beauty	1%	2%	0%	1%	0%	2%
Grooming	-2%	-2%	0%	4%	-2%	0%
Health and Well-Being GBU
Health Care	2%	2%	0%	1%	-1%	2%
Snacks and Pet Care	-5%	-5%	1%	4%	-1%	-1%
Household Care GBU
Fabric Care and Home Care	5%	5%	-1%	0%	-1%	3%
Baby Care and Family Care	6%	6%	-1%	0%	-1%	4%
Total Company	3%	3%	-1%	1%	-1%	2%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.